Exhibit 99.1

TTM TECHNOLOGIES, INC. TO ACQUIRE REMAINING STAKE IN MEADVILLE
ASPOCOMP (BVI) HOLDINGS LTD.

SANTA ANA, CA – May 4, 2011 — TTM Technologies, Inc. (Nasdaq: TTMI), a major global printed circuit board (PCB) manufacturer, today announced that it has entered into a letter of intent to acquire the remaining 20 percent interest in Meadville Aspocomp (BVI) Holdings Ltd. (“MAH”) from Finland-based Aspocomp Group Plc (“Aspocomp”) for EUR14.5 million. Under this letter of intent, TTM also has agreed to exchange its 10 percent stake in Aspocomp Oulu Oy (“Oulu”) for approximately 12.3 million shares of Aspocomp to be issued by Aspocomp for this exchange. Oulu is a PCB manufacturer based in Finland. Both the proposed transactions are subject to the signing and completion of definitive agreements.

MAH was established by Aspocomp in 2007 to hold its major PCB manufacturing operations in Asia. TTM’s Asia Pacific business segment, which at the time was part of Meadville Holdings Ltd., acquired an 80 percent interest in MAH from Aspocomp in late 2007 with an agreement to purchase the remaining 20 percent as early as January 2013. By agreeing to purchase the remaining stake early, TTM will receive a discount of approximately EUR 2.9 million to the minimum price. The transaction is not expected to impact TTM’s earnings per share as the company has historically included MAH’s results in its financial statements.

About TTM
TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttmtech.com.

Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the impact of the current economic crisis, the company’s dependence upon a small number of customers, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers and other “Risk Factors” set forth in the company’s most recent SEC filings.